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                                                                  EXHIBIT 10(w)

           AMENDMENT TO 1991 STOCK OPTION/RESTRICTED STOCK AWARD PLAN


WHEREAS, that with respect to the American Bankers Insurance Group, Inc. 1991 Stock Option/Restricted Stock Award Plan, as amended May 25, 1993 (the "Plan"), employees entitled to receive Restricted Shares, as defined therein, shall be given the right, during a limited period of time, to defer the vesting of such Restricted Shares under each Option granted under the Plan for an additional one, two or three year period, at the employee's election; and

WHEREAS, Section XIV of the Plan permits the Committee to amend the Plan without shareholder approval because the amendments set forth below will not
(a) increase the aggregate number of shares which may be issued in connection with Options; (b) change the Option exercise price; (c) increase the maximum period during which Options may be exercised; (d) extend the term of the Plan; or (e) materially modify the requirements as to eligibility for participation in the Plan;

NOW, THEREFORE, IT IS HEREBY

      RESOLVED, that the definition of "Restricted Period" appearing in
      Section II of the Plan is hereby amended to read as follows:

            "Restricted Period" means a five-year period from the date an Option is exercised and Restricted Shares are issued until the date that the restrictions lapse and the full ownership rights of the Restricted Shares are transferred to the Employee, provided, however, in the case where the Committee has granted the right to elect a longer Restricted Period of six, seven or eight years to a grantee and where the grantee has so elected, the Restricted Period shall be such six, seven or eight year period.


      RESOLVED FURTHER, that Section VII.(e) of the Plan is hereby amended to read as follows:

      (e) Release of Transfer Restrictions During the Restricted Period in the Events of Death, Long-Term Disability or Retirement. In the events of Death, Long-Term Disability, or Retirement of the Employee during the Restricted Period, the Transfer Restrictions with respect to the Restricted Shares shall lapse with respect to 20% of the Restricted Shares for each year in the Restricted Period commencing on the first day of the Restricted


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            Period (i.e., if one of the events occurs during the
            second year of the Restricted Period, 40% of the Restricted Shares shall have no restrictions and the employee or his or her designated beneficiaries shall have the right to receive such shares without restrictions); provided, however, that where the grantee has elected a Restricted Period other than five years, then with respect to retirement, the Transfer Restrictions for the Restricted Shares shall lapse as to 16.67% of the Restricted Shares if a six year Restricted Period is elected, 14.29% of the Restricted Shares if a seven year Restricted Period is elected, or 12.5% of the Restricted Shares if an eight year Restricted Period is elected. All remaining Restricted Shares shall be forfeited.


      RESOLVED FURTHER, that the employees listed on Schedule A attached shall have the right to elect to defer vesting of Restricted Shares under the Plan for a limited time ending November 17, 1995.


      RESOLVED, that the officers of the Company are hereby authorized to do or cause to be done any and all such further acts or things and to exercise and deliver any and all such documents and papers that are necessary or desirable in order to carry into effect the purposes and intent of the foregoing resolutions.